                         [COOPERS & LYBRAND LETTERHEAD]






                        CONSENT OF INDEPENDENT ACCOUNTANTS





To the Board of Trustees
and Shareholders of The Palladian Trust

We consent to the inclusion in the Post-Effective Amendment No. 3 to the Registration Statement of The Palladian Trust (File No. 33-73882) of our report dated January 15, 1996 on our audits of the statements of assets and liabilities of the Value, Growth, Balanced Opportunity, International Growth, Global Strategic Income, and Global Interactive/Telecomm Portfolios, six series of The Palladian Trust as of December 31, 1995. We also consent to the reference of our Firm under the caption "Service Providers" in the statement of additional information.






Los Angeles, California                              COOPERS & LYBRAND L.L.P.
December 4, 1996